Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Bogota Financial Corp. (Proposed Holding Company for Bogota Savings Bank) on Form S-1 of our report dated September 5, 2019 on the consolidated financial statements of Bogota Savings Bank and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Livingston, New Jersey

September 5, 2019